UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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IPG PHOTONICS CORPORATION
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April 15, 2014
Dear Fellow Stockholder:
You are cordially invited to attend our annual meeting of stockholders on June 3, 2014. We will hold the meeting at 10:00 a.m. Eastern Time at our world headquarters, 50 Old Webster Road, Oxford, Massachusetts.
A notice of the annual meeting, a proxy statement, proxy card and our 2013 annual report to stockholders, which provide detailed information relating to our activities and operating performance, accompany this letter.
At this year’s meeting, you will be asked to elect ten directors to our board of directors for a term of one year, to approve our executive compensation in an advisory vote and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Our board of directors recommends that you approve each of these proposals. I urge you to read the proxy statement for further details about the proposals.
Your vote is important to us and our business. Whether or not you plan to attend the annual meeting of stockholders, we encourage you to cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. You may also vote your shares using the internet or the telephone by following the instructions provided on the enclosed proxy card.
On behalf of the entire IPG Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

Dr. Valentin P. Gapontsev Chairman of the Board of Directors and Chief Executive Officer

IPG PHOTONICS CORPORATION
50 Old Webster Road
Oxford, Massachusetts 01540
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
We invite you to attend our annual meeting of stockholders which is being held as follows:

Date:	June 3, 2014
Time:	10:00 a.m. Eastern Time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540
At the meeting, we will ask our stockholders to:

•	elect ten directors named in the proxy to serve until our 2015 annual meeting of stockholders;

•	approve our executive compensation in an advisory vote; and

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.
You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly vote your shares. Only stockholders of record at the close of business on April 7, 2014 may vote at the meeting.

By order of the Board of Directors IPG PHOTONICS CORPORATION

Angelo P. Lopresti Senior Vice President, General Counsel and Secretary
April 15, 2014
Oxford, Massachusetts
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting on June 3, 2014:
The proxy statement and 2013 annual report to stockholders
are available at http://investor.ipgphotonics.com/annual-proxy.cfm

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
Our Board of Directors is soliciting proxies from our stockholders in connection with our annual meeting of stockholders to be held on Tuesday, June 3, 2014 and any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.
This proxy statement and our 2013 annual report are first being mailed to stockholders of record on or about April 15, 2014, and are made available on our website at http://investor.ipgphotonics.com/annual-proxy.cfm. Information on our website does not constitute part of this proxy statement.
Unless otherwise noted, the information in this proxy statement covers our 2013 fiscal year (or “fiscal 2013”), which ran from January 1, 2013 through December 31, 2013, and, in some cases, our 2012 fiscal year (or “fiscal 2012”), which ran from January 1, 2012 through December 31, 2012.
Questions and Answers about the Meeting and Voting
When and Where Is the Annual Meeting?

When:	Tuesday, June 3, 2014, at 10:00 a.m. Eastern Time
Where:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540
Who Is Entitled to Vote at the Meeting?
You are entitled to vote at the meeting if you owned IPG Photonics shares (directly or in “street name,” as defined below) as of the close of business on April 7, 2014, the record date for the meeting. On that date, 52,014,775 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.
What Do I Need to Do If I Plan to Attend the Meeting in Person?
If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification, such as a driver’s license, for admission to the meeting. If you are a stockholder of record, the top half of your proxy card is your admission ticket and will serve as proof of ownership. If you hold your shares in street name, a recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you hold your shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

What Is the Difference Between Holding Shares Directly as a Stockholder of Record and Holding Shares in “Street Name” at a Bank or Broker?
Most of our stockholders hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare, N.A., you are considered the stockholder of record with respect to those shares, and the proxy statement and annual report were sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.
“Street Name” Stockholder: If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy statement and annual report were forwarded to you by your bank or broker who is considered the stockholder of record with respect to those shares. Your bank or broker sent to you, as the beneficial owner, a document describing the procedure for voting your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting. However, if you wish to be able to vote at the meeting, you must obtain a proxy card, executed in your favor, from your bank or broker.
What Matters Am I Being Asked to Vote On at the Meeting and What Vote is Required to Approve Each Matter?
You are being asked to vote on three proposals. Proposal 1 requests the election of directors. Each director will be elected by the vote of the plurality of the votes cast when a quorum is present. A “plurality of the votes cast” means that the ten persons receiving the greatest number of votes cast “for” will be elected. “Votes cast” excludes "withhold votes" and any broker non-votes (as defined below). Accordingly, withhold votes and broker non-votes will have no effect on Proposal 1. If you hold your shares in street name, it is critically important that you submit your voting instructions to your bank or broker if you want your shares to count for Proposal 1.
Proposal 2 requests the approval of our executive compensation. It is an advisory vote which means that it is not binding upon the Company.
Proposal 3 requests the ratification of the appointment of our independent registered public accounting firm.
The affirmative vote of a majority of the shares which are present at the meeting in person or by proxy, and entitled to vote thereon, is required for approval of Proposals 2 and 3. Abstentions have the same effect as voting against Proposals 2 and 3. Broker non-votes have no effect on Proposal 2.
Who Counts the Votes?
We have engaged Computershare as our independent agent to receive and tabulate stockholder votes. Computershare will separately tabulate “for,” “against” and “withhold” votes, abstentions and broker non-votes. Computershare will also act as independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.
How Can I Vote?
Most stockholders have a choice of voting in one of four ways:

•	via the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided; or

•	in person at the meeting.
The telephone and Internet voting facilities for stockholders of record will close at 1:00 a.m. Central Time on June 3, 2014. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.
If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares. Please read this information carefully.
What Does it Mean to Give a Proxy?
Your properly completed proxy/voting instruction card will appoint Valentin P. Gapontsev and Angelo P. Lopresti as proxy holders or your representatives to vote your shares in the manner directed therein by you. Dr. Gapontsev is our Chairman of the Board and Chief Executive Officer. Mr. Lopresti is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to vote “for” or “withhold” for the nominees for director (Proposal 1), and “for,” “against,” or “abstain” from the advisory vote on executive compensation (Proposal 2) and the ratification of the appointment of our independent registered accounting firm (Proposal 3).
All of your shares entitled to vote and represented by a properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instruction.
What Happens If I Sign, Date and Return My Proxy But Do Not Specify How I Want My Shares Voted on One of the Proposals?
Stockholder of Record: Your proxy will be counted as a vote “For” all of the nominees for director and “For” Proposals 2 and 3.
“Street Name” Stockholder: Your bank, broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange rules, your bank, broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). This is called a "broker non-vote." However, your bank, broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of our independent registered public accounting firm (Proposal 3). Accordingly, if you do not give your bank, broker or nominee specific instructions with respect to Proposal 3, your shares will be voted in such entity’s discretion. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all of your shares may be voted at the meeting.
Can I Change My Vote Before the Meeting?
You can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of IPG Photonics, or by voting in person at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.
If your shares are held in street name, please refer to the information forwarded by your bank, broker or nominee for procedures on changing your voting instructions.
Is the Proxy Statement Available on the Internet?
Yes. We are mailing copies of the proxy statement and our 2013 annual report to all stockholders. Stockholders can also view these documents on the Internet by accessing our website at http://investor.ipgphotonics.com/annual-proxy.cfm.
Who Is Soliciting my Proxy and Who is Paying for the Cost of this Proxy Solicitation?
The Board of Directors of IPG Photonics is soliciting your proxy to vote at the 2014 annual meeting of stockholders. IPG Photonics will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have not engaged a proxy solicitation firm to assist us in the solicitation of proxies, but we may if we deem it appropriate. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What Is the Quorum Required to Transact Business?
At the close of business on April 7, 2014, the record date, there were 52,014,775 shares of our common stock outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count withhold votes, abstentions and broker non-votes in determining whether a quorum exists.

CORPORATE GOVERNANCE
At IPG Photonics, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. We have summarized several of our corporate governance practices below.
Significant Corporate Governance Practices and Policies
Listed below are some of the significant corporate governance practices and policies we have adopted:

•
Independent Director Majority and Presiding Independent Director. Six of the nine directors currently on our Board of Directors (the “Board”) are non-employees of the Company who meet the independence criteria under applicable rules of the Securities and Exchange Commission ("SEC") and NASDAQ guidelines. Only independent directors sit on our three standing Board committees. Several years ago, the Board established the role of a presiding independent director who is elected annually by the independent directors. More information about the role of the independent directors, the Presiding Independent Director and our Board structure can be found below in this section.

•
Executive Sessions. Our Board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our Presiding Independent Director, as described below in this section.

•	Annual Election of Entire Board. Stockholders elect each director annually. We do not have a classified board.

•
Related Person Transaction Policy. Our Nominating and Corporate Governance Committee is responsible for approving or ratifying transactions involving our Company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our Company and our stockholders. More information about our Related Person Transaction Policy and transactions can be found below in this section.

•
Stock Ownership Guidelines. Our directors and executive officers are required to own a minimum amount of IPG Photonics shares. We believe that stock ownership requirements align the interest of the directors and officers with our stockholders. Our directors and executive officers fully complied with our guidelines in 2013. In 2013, our Board increased the stock ownership requirements for our directors.

•
Prohibition on Hedging; Limits on Pledging. Our Insider Trading Policy expressly prohibits directors and employees from engaging in short sales of our common stock or buying or selling puts, calls or derivative securities in connection with IPG Photonics shares. In 2013, the Board adopted a policy to limit the pledging of our stock by directors and officers.

Additional information is provided below regarding these and certain other key corporate governance policies, which we believe enable us to manage our business in accordance with high standards of business practices and in the best interest of our stockholders. Many policies may be found at http://investor.ipgphotonics.com/governance.cfm. Note that information on our website does not constitute part of this proxy statement. Hard copies of these documents may be obtained without charge by any stockholder upon request by contacting the Office of the Secretary, IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that outline, among other matters, the roles and functions of the Board, the responsibilities of various Board committees and the mission of the Board. Each of the Board committees has a written charter that sets forth the purposes, goals and responsibilities of the committee as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the entire Board.
The Governance Guidelines provide, among other things, that:

•	a majority of our Board must be independent;

•	the Presiding Independent Director presides over executive sessions of independent directors;

•	the Board appoints all members and chairpersons of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies;

•	evaluations of the Board and committees are conducted annually; and

•	the Board and key officers should have a meaningful financial stake in the Company.
The Board reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board modifies the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.
Executive Sessions. Our independent directors meet privately, without employee directors or management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without employee directors or management present from time to time as they deem necessary.
Director Meetings and Policy Regarding Board Attendance. It has been the practice of our Board and its committees to hold at least four in-person regular meetings each year. The Board and its committees also have telephone meetings throughout the year. In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board and its committees. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.
Stock Ownership Guidelines. The Board adopted stock ownership guidelines to more closely align the interests of our directors and executive officers with those of our long-term stockholders. Under the guidelines, the following persons are expected to maintain a minimum investment in our common stock as follows: for non-employee directors, the lesser of 3,000 shares or three times their annual cash Board retainer (excluding committee retainers); for the Chief Executive Officer, the lesser of 7,500 shares or one times his annual salary; and for other executive officers, the lesser of 5,000 shares or one times their respective annual salaries. In 2013, the Board approved an increase in stock ownership requirements for non-employee directors to the level stated in the previous sentence. Vested equity compensation such as vested stock options counts towards the stock ownership levels. Indirect ownership of shares through a separate legal entity counts toward fulfillment of the ownership guidelines. These ownership levels are to be achieved no later than four years after the election as a director or as an executive officer, except that prior to such time the director or officer is expected to retain a certain portion of stock issued upon exercise of stock options or vesting of restricted stock awards until the minimum ownership levels are attained. All directors and executive officers were in compliance with our stock ownership guidelines as of December 31, 2013.
Board Self-Assessments. The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees the Board and committee self-assessments and the Board receives a report on its self-assessments annually. Each committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes. Each committee also annually reviews its own performance and reports the results to the Board.
Prohibition on Hedging; Limits on Pledging. Under our Insider Trading Policy, no director or employee may engage in shorting shares of our common stock, or buying or selling puts, calls or derivatives related to our common stock. In addition, the Board approved in 2013 limits on pledging. A director or officer of the Company may not pledge shares constituting more than 20% of his or her total stock ownership. Pledges of shares constituting 20% or less of total stock ownership are subject to certain conditions.
Director Orientation and Continuing Education. Upon joining the Board, directors are provided with an initial orientation about our management, including our business operations, strategy and governance. New directors without previous experience as a director of a public company are expected to enroll in a director education program on the principles of corporate governance and director professionalism offered by a nationally-recognized sponsoring organization. We also provide orientation to directors who join a committee, including oversight responsibilities, policies and practices. We provide our directors with resources and ongoing educational opportunities to assist them in remaining abreast of developments in corporate governance and critical issues relating to the operation of public company boards. All current directors are enrolled members of the National Association of Corporate Directors and we plan to enroll newly elected directors as well. We pay for membership dues and director education expenses. The Board also conducts periodic visits to major facilities of the Company as part of its regularly scheduled Board meetings.
Nomination of Directors. The Nominating and Corporate Governance Committee considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals and use director databases to assist in identifying and evaluating candidates for director nominees. The Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating and Governance Committee seeks directors with a broad spectrum of experience and expertise. It seeks a Board that reflects diversity, including in experience, gender and ethnicity. It does not have formal objective criteria for determining the degree of diversity needed or present on the Board. Board candidates are considered based upon various criteria, such as demonstrated excellence, leadership and significant experience in an area of endeavor, relevant expertise and experience and the ability to offer advice and guidance based upon that expertise, possession of high personal integrity and ethics, ability to read and understand financial statements, a commitment to representing the long-term interests of the Company's stockholders while keeping in perspective the interests of customers, suppliers and employees, and any other factors appropriate in the context of an assessment by the Nominating and Corporate Governance Committee of the needs of the Board at that time. Candidates for director should also have certain minimum qualifications, including the ability to read and understand basic financial statements, must be over 21 years of age and possess the highest personal integrity and ethics. In addition, the Nominating and Corporate Governance Committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations. The Nominating and Corporate Governance Committee retained the search firm Heidrick & Struggles to assist in the search and evaluation of candidates for director which resulted in the nomination of Mr. Eric Meurice and Mr. Thomas Seifert for election to the Board at our 2014 annual meeting. See "Board of Directors -- Nominees for Directors" below.
The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates. All members of the Board may interview the final candidates.
Code of Business Conduct. We have a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at http://investor.ipgphotonics.com/governance.cfm.
Procedures for Submitting Complaints Regarding Accounting and Auditing Matters. We have procedures for the treatment of complaints regarding accounting, internal accounting controls, auditing matters, fight against bribery, banking, and financial crime, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at http://investor.ipgphotonics.com/governance.cfm.
Board Leadership Structure
Dr. Gapontsev, our Chief Executive Officer, also serves as the Chairman of the Board. Our independent directors determined several years ago that, for effective board governance, it is important to have a presiding independent director. Mr. Gauthier has been selected as the Presiding Independent Director for a term ending June 2014.
Dr. Gapontsev became our Chief Executive Officer and Chairman in 2000. His dual role was established fourteen years ago when the Board was first established. Our directors believe that each of the possible leadership structures for a board has its particular pros and cons which much be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company’s board that has a diversity of views and experiences. Our directors come from a variety of organizational backgrounds and have direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which structure is in the best interests of our stockholders.The independent directors believe that having Dr. Gapontsev serve in both capacities is in the best interest of the Company and its stockholders because it allows Dr. Gapontsev to more effectively execute the Company’s strategic initiatives and business plans. He is the founder of the Company and beneficially owns approximately 15.0% of the Company’s common stock. The combination of the roles of Chairman and Chief Executive Officer in Dr. Gapontsev creates clear and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clear line of authority. Further, given that he is closer to the Company’s business than any other Board member and he has the benefit of over 14 years of operations and leadership experience within the Company, Dr. Gapontsev is best-positioned to set the Board’s agenda and provide leadership. Dr. Gapontsev's extensive scientific and business experience also gives him vast industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly technical industry. The combined Chairman/Chief Executive structure is a leadership model that has served our stockholders well for many years.

The Board also recognized the importance for a board to have in place, and build upon, a counterbalancing structure to ensure that it functions in an appropriately independent manner. As a result, the Board enhanced its governance structure several years ago by creating the position of Presiding Independent Director with leadership authority and responsibilities. The duties and responsibilities of the Presiding Independent Director include: setting the agenda for, and leading, executive sessions of the independent directors; providing consolidated feedback from those meetings to the Chairman and Chief Executive Officer; providing input on the agenda for Board meetings; periodically providing feedback on the quality and quantity of information flow from management; having the the authority to call meetings of the independent directors; facilitating discussions outside of scheduled Board meetings among the independent directors on key issues as required; serving as a non-exclusive liaison with the Chairman and Chief Executive Officer in consultation with the other independent directors; interviewing Board candidates as appropriate; and, commencing in 2014, leading the determination of the goals and objectives for the Chairman and Chief Executive Officer with the input of the independent directors and the annual performance evaluation for him with the input of the independent directors and providing that evaluation to the Compensation Committee. In the event of a crisis, the Presiding Independent Director would have an increased role in crisis management oversight. The independent directors of our Board elected Mr. Gauthier as the Presiding Independent Director for the term ending June 2014, and this position is voted upon annually by our independent directors.
The Board believes that the position and responsibilities of a presiding independent director and the regular use of executive sessions of the independent directors without the Chief Executive Officer or other executive officers present, along with the Company’s strong committee system and substantial majority of independent directors, allow the Board to maintain effective oversight.
Risk Oversight
One of the Board’s primary roles in the Company is to provide general oversight of strategy and operations. The Board reviews strategy regularly with management and provides input to management. As part of its oversight of operations, the entire Board reviews and discusses the performance of the Company and the principal risks involved in the operations and management of the Company. The Board allocates risk oversight responsibility among the full Board, the independent directors and the three standing committees of the Board. The Nominating and Corporate Governance Committee periodically reviews risk oversight matters and responsibilities, then makes recommendations to the Board to allocate risk oversight responsibilities.
The Board as a whole reviews risk management practices and a number of significant risks in the course of its reviews of corporate strategy, management reports and other presentations. The independent directors as a group oversee succession and resource planning. The Audit Committee oversees certain financial risks and recommends guidelines to monitor and control such risk exposures. The Compensation Committee reviews the Company’s executive compensation programs, their effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders, and oversees an entity-wide compensation risk assessment. The Nominating and Corporate Governance Committee reviews significant related party transactions with directors, executives and managers and may conduct negotiations on behalf of the Company. The Board’s risk oversight role does not interfere with the Company’s day-to-day management because two-thirds of the current directors and over two-thirds of the director nominees are independent and therefore have no conflicts that might discourage critical review of the Company’s risks.
RELATED PERSON TRANSACTIONS
The Board adopted a related person transaction policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee considers relevant facts and circumstances. If the Nominating and Corporate Governance Committee determines that a Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.
Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors are required to inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.
In 2013, the Company purchased from Veeco Instruments Inc. equipment and services amounting to approximately $1,155,000. Mr. Peeler, a non-employee member of our Board, is the Chief Executive Officer and Chairman of the Board of Veeco Instruments Inc. Veeco Instruments, Inc. was a provider of equipment and services to the Company for several years before Mr. Peeler was elected to the Board. The Nominating and Corporate Governance reviewed and approved the transactions with Veeco Instruments Inc., which were ordinary course of business transactions conducted on an “arm’s length” basis with the Company.
Communication with our Board of Directors
Interested parties wishing to write to the Board or a specified director or a committee of the Board should send correspondence to the Office of the Secretary, IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company will be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee(s) of the Board, the communication shall be forwarded to all members of the Board.
BOARD OF DIRECTORS
Dr. William Krupke decided to not stand for re-election to our Board of Directors at our 2014 annual meeting. IPG Photonics extends its sincere appreciation to Dr. Krupke for the valuable contributions he provided to our Company and stockholders during his service as a member of our Board since 2000.
The Board currently has set the number of directors at nine. The number of directors will be set at ten directors from and after the 2014 annual meeting.
Nominees for Director
The following table sets forth certain information as of April 1, 2014 regarding the director nominees. Each of our incumbent directors, other than Dr. Krupke (who decided to not stand for re-election), has been nominated by the Board for election at our 2014 annual meeting and there are two director nominees who are not currently directors, Messrs. Meurice and Seifert.

Name	Age	Position
Valentin P. Gapontsev, Ph.D.	75	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	66	Managing Director of IPG Laser GmbH, Senior Vice President, Europe and Director
Igor Samartsev	51	Chief Technology Officer and Director
Robert A. Blair	67	Director
Michael C. Child	59	Director
Henry E. Gauthier	73	Director
William S. Hurley	69	Director
Eric Meurice	57	Nominee for Director
John R. Peeler	59	Director
Thomas J. Seifert	50	Nominee for Director
Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer and Chairman of our Board since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England, and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. In 2011, he received the Russian Federation National Award in Science and Technology, and he was selected as a Fellow of the Optical Society of America. He is the founder of the Company and has successfully led the Company and the Board since the Company was formed. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to the Company and the Board. For these reasons, he has been nominated to continue serving on the Board.
Eugene Scherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board since September 2000. He has served as Senior Vice President-Europe since February 2013. Dr. Scherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Scherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Scherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Scherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute. Dr. Scherbakov has been nominated to continue serving on the Board because of his position as manager of IPG Laser GmbH and because of his extensive technological knowledge of fiber lasers and components and the manufacturing process. His service as an executive officer of the Company provides the Board with a detailed understanding of the Company’s operations.
Igor Samartsev has served as our Chief Technology Officer since 2011 and has been a member of our Board since February 2006. Since 2005, he has served as the Deputy General Manager of our Russian subsidiary, NTO IRE-Polus. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology. Mr. Samartsev is one of the founders of the Company and has a significant management role in the Company as Chief Technology Officer. The Board values Mr. Samartsev’s understanding of technology developments at the Company. For these reasons, he has been nominated to continue serving on the Board.
Robert A. Blair has served as a member of our Board since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps &

Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He was an independent trustee under Winkler Trusts from 1996 to 2012, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company from 1996 to 2012. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. He is the founding Chairman and Chairman Emeritus of the S Corporation Association of America. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he previously served on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law, where he was a member of the Virginia Law Review. Mr. Blair has been nominated to continue serving on the Board because of his extensive management and legal experience and his knowledge of international business transactions and government practice. Also, Mr. Blair has valuable experience from years of serving on compensation committees and negotiating numerous employment arrangements.
Michael C. Child has served as a member of our Board since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as Senior Advisor and prior to January 2011, was Managing Director. Since June 2010, he has served on the board of directors of Finisar Corporation, a developer and manufacturer of optical subsystems and components for networks. He also has served on the board of directors of Ultratech Inc. since April 2012. Ultratech is a developer and manufacturer of advanced packaging lithography systems and laser processing technologies. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. Mr. Child has been nominated to continue serving on the Board because of his extensive knowledge of management, operations and finance of technology growth companies. In addition, he has extensive board and committee experience at both public and private companies.
Henry E. Gauthier has served as a member of our Board since April 2006. Mr. Gauthier was President from February 2005 to May 2005, consultant from January 2004 to February 2005 and June 2005 to December 2006, and Chairman of the board of directors from May 2005 to December 2008, of Reliant Technologies, Inc., which was acquired in December 2008 by Solta Medical, Inc., a manufacturer of medical laser systems. He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2006. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He was a member of the board of directors of Alara, Inc. from 1997 to 2010. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School. Mr. Gauthier has been nominated to continue serving on the Board because of his extensive knowledge of the laser industry and his management and operational experience from over two decades as an executive at the world’s largest publicly held laser company. Having been a member of the audit, compensation, and nominating and corporate governance committees of public and private company boards in the technology field, Mr. Gauthier is familiar with a full range of corporate and board functions.
William S. Hurley has served as a member of our Board since April 2006. Since April 2006, he has been principal of W.S. Hurley Financial Consulting, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology Inc., a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. From 1993 to 2004, Mr. Hurley was a member of the board of directors of The L.S. Starrett Company, a manufacturer of precision tooling, where he served on the audit and compensation committees. He holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from the Columbia University Graduate School of Business, is a certified public accountant, and possesses a Certificate of Director Education issued by the National Association of Corporate Directors. Mr. Hurley has been nominated to continue serving on the Board because of the extensive experience he gained during his service on the board of directors of The L.S. Starrett Company and his experience as a chief financial officer of two public companies.
Eric Meurice, a nominee for director, served as President and Chief Executive Officer of ASML Holding NV, a provider of semiconductor manufacturing equipment and technology, from October 2004 to June 2013, and as Chairman until March 2014. From 2001 to 2004, he was Executive Vice President of the Thomson Television Division of Thomson, SA, an electronics manufacturer. From 1995 to 2001, he served as head of Dell Computer's Western, Eastern Europe and EMEA emerging market businesses. Before 1995, he gained significant technology experience at ITT Semiconductors and at Intel Corporation. Mr. Meurice served on the boards of Verigy Ltd. (a manufacturer of semiconductor test equipment), until its acquisition by Advantest Corporation in 2011, ARM Holdings plc (a semiconductor intellectual property supplier) from July 2013 to March 2014 and NXP Semiconductors N.V. (a semiconductor company) since April 2014. Mr. Meurice earned a Master's degree in mechanics and energy generation at the Ecole Centrale de Paris, a Master's degree in Economics from la Sorbonne University, Paris, and an M.B.A. from the Stanford University Graduate School of Business. Mr. Meurice has been nominated to serve on the Board because of his skills and experience as a manager of rapidly-growing, complex and global businesses in the capital equipment and electronics fields with several billions of dollars in revenues. He has experience managing a publicly held company as well as experience on serving on public company boards. Mr. Meurice also has a record of proven leadership as a strategic thinker, operator and marketer at the businesses he managed.
John R. Peeler has served as a member or our Board since September 2012. He has been Chief Executive Officer and a director of Veeco Instruments Inc. since July 2007. Veeco is a developer and manufacturer of MOCVD, molecular beam epitaxy, ion beam and other advanced thin film processes. He was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005. Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna. He has a B.S. and M.S. in Electrical Engineering from the University of Virginia. Mr. Peeler has been nominated to continue serving on the Board because of his extensive experience in managing high-growth technology companies and his executive leadership of a publicly traded company with international operations. He has a wealth of knowledge about the service needs of customers in demanding markets, including semiconductor capital equipment.
Thomas J. Seifert, nominee for director, has been the Executive Vice President and Chief Financial Officer of Symantec Corporation, a provider of security, backup and availability solutions, since March 2014. He served as Executive Vice President and Chief Financial Officer of Brightstar Corporation, a wireless distribution and services company, from December 2012 to March 2014. He was Senior Vice President and Chief Financial Officer at Advanced Micro Devices Inc., a semiconductor company, from October 2009 to August 2012, and served as Interim Chief Executive Officer from January 2011 to September 2012. From October 2008 to August 2009, Mr. Seifert served as Chief Operating Officer and Chief Financial Officer of Qimonda AG, a German memory chip manufacturer, and as Chief Operating Officer from June 2004 to October 2008. He also held executive positions at Infineon AG, White Oak Semiconductor, including the position as Chief Executive Officer, and Altis Semiconductor. Mr. Seifert has a Bachelor’s degree and a Master’s degree in Business Administration from Friedrich Alexander University and a Master’s degree in Mathematics and Economics from Wayne State University. Mr. Seifert has been nominated to serve on the Board because of his extensive experience as both an operating executive and chief financial officer of several large publicly held international technology businesses.
Standing Committees and Board Committee Membership
The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each composed entirely of non-employee directors determined to be "independent" under the listing standards of the NASDAQ stock market. Under their written charters adopted by the Board, each of these committees is authorized and assured appropriate funding to retain and consult with external advisors, consultants and counsel.
The table below sets forth the directors who are currently members or chairs of each of the standing Board committees, and the number of meetings held by each committee and the full Board in 2013. All incumbent directors attended 75% or more of the aggregate meetings of the Board and committees on which they served during 2013. We encourage directors to attend the annual meeting of stockholders, but we do not have a formal policy regarding such attendance. Last year, six of the directors in office attended the annual meeting.

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Meetings held in 2013	5	7	11	8
Written consents in 2013	3	—	—	1
Valentin P. Gapontsev, Ph.D.	Chair
Robert A. Blair	Member		Chair	Member
Michael C. Child	Member	Member		Chair
Henry E. Gauthier	Member, and Presiding Independent Director	Member
William S. Hurley	Member	Chair	Member
William F. Krupke, Ph.D.	Member			Member
John R. Peeler	Member		Member	Member
Igor Samartsev	Member
Eugene Scherbakov, Ph.D.	Member

The Audit Committee assists the Board by providing oversight of financial management, the internal auditor function and the independent auditor and providing oversight with respect to our internal controls including that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s financial reporting policies and procedures. The Audit Committee also pre-approves auditing and permissible non-audit services by our independent auditor, reviews and discusses our annual and quarterly financial statements and related disclosures, and coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditor function (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints the independent auditor. A copy of the charter of the Audit Committee is available on our website at http://investor.ipgphotonics.com/documents.cfm. For more information on Audit Committee activities in 2013, see the Audit Committee Report on page 40 of this proxy statement.

The Board has designated Mr. Hurley, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC after determining that he meets the requirements for such designation. This determination was based on Mr. Hurley’s experience as chief financial officer at several publicly held companies, where he performed the functions of principal financial officer and principal accounting officer.

The primary function of the Compensation Committee is to discharge the Board’s duties and responsibilities relating to compensation of our non-employee directors and executive officers, and oversee the design and management of the long-term incentive and savings plans that cover our employees. The Compensation Committee’s duties and responsibilities under its charter with respect to the compensation of our directors and executive officers include:

•	reviewing and approving the Chairman and Chief Executive Officer’s compensation based on the annual evaluation of his or her performance with input from the independent directors;

•
establishing the corporate goals and objectives relevant to the Chairman and Chief Executive Officer and his performance bonus. From 2014, the independent directors will establish and oversee these corporate goals and objectives and provide the evaluation to the Compensation Committee which retains responsibility for determining the performance bonus of the Chairman and Chief Executive Officer;

•
reviewing and approving compensation decisions recommended by the Chairman and Chief Executive Officer for the other executive officers, including setting base salaries, annual performance bonuses, long-term incentive awards, severance benefits and perquisites;

•	setting our compensation philosophy and composition of the group of peer companies used for comparison of executive compensation; and

•	reviewing, and recommending for approval by the Board, the compensation for the non-employee directors.

The Compensation Committee has retained an independent compensation consultant firm, Radford, a unit of Aon Hewitt ("Radford"), for matters related to executive officer and director compensation. Radford does not provide any other services to the Company. The compensation consultant reports directly to the Committee. The Compensation Committee also retains outside legal counsel to provide advice on compensation-related matters, including executive officers, directors and compensation plans. For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see “Compensation Discussion and Analysis - How Executive Compensation is Determined” on page 24 of this proxy statement. Additionally, the Compensation Committee reviews the Compensation Discussion and Analysis, prepares the Compensation Committee Report in this proxy statement on page 19 and oversees management’s risk assessment of the Company’s compensation for all employees and compensation-related risks as delegated by the Board. A copy of the charter of the Compensation Committee can be found on our website at http://investor.ipgphotonics.com/documents.cfm.

The Nominating and Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board. The Nominating and Corporate Governance Committee develops and recommends criteria for Board membership, reviews possible candidates for the Board, as discussed on page 7 of this proxy statement, and recommends the nominees for directors to the Board for approval. In addition, the Nominating and Corporate Governance Committee oversees the process for annual performance evaluations of the committees of the Board. It is also within the responsibilities of the Nominating and Corporate Governance Committee to review and recommend director orientation, stock ownership guidelines, delegation of authority to management, insider trading guidelines, and consider questions of possible conflicts of interest, including related party transactions, as such questions arise. The Nominating and Corporate Governance Committee also reviews and recommends risk oversight responsibilities of the Board and its committees. A copy of the charter of the Nominating and Corporate Governance Committee can be found on our website at http://investor.ipgphotonics.com/documents.cfm.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries.
DIRECTOR COMPENSATION
The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our Board and align their interests with those of our stockholders. Our non-employee directors are paid pursuant to our non-employee director compensation plan described below. Our Compensation Committee reviews our director compensation program annually to confirm that the program remains appropriate and competitive and recommends any changes to our full Board for consideration and approval.
Director Compensation Plan
Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. The Compensation Committee engaged Radford, an independent compensation consultant firm, to provide a comprehensive review of compensation for non-employee directors and to make recommendations with regard to director compensation matters.
Cash Compensation. Our non-employee directors receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending Board or committee meetings or meetings of stockholders.

Amount
Board Retainer	$40,000
Presiding Independent Director Retainer	$20,000
Audit Committee Retainers
Chair	$22,500
Non-Chair	$10,000
Compensation Committee Retainers
Chair	$20,000
Non-Chair	$7,500
Nominating and Corporate Governance Committee Retainers
Chair	$12,500
Non-Chair	$5,000
Equity Compensation. Under our non-employee director compensation plan, non-employee directors continuing in office after the annual meeting of stockholders receives a grant of stock options to purchase 6,500 shares of common stock and restricted stock units for 1,100 shares of common stock vesting in a single installment on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders. The Presiding Independent Director receives options to purchase an additional 3,250 shares of common stock and restricted stock units for an additional 550 shares of common stock. Upon initial election to the Board, each new non-employee director receives a grant of stock options to purchase 18,750 shares of our common stock and restricted stock units for 3,125 shares of common stock vesting 25% on the first four anniversaries of the date of grant. No new directors were elected in 2013. The exercise price of each of these stock options is the closing market price of our common stock on the date of grant. The non-employee director compensation plan provides that any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options and restricted stock units then held by such director.
Director Compensation Table
The following table summarizes the compensation of each of our non-employee directors for in 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robert A. Blair	65,000	66,000	166,588	297,588
Michael C. Child	62,500	66,000	166,588	295,088
Henry E. Gauthier	70,000	99,000	249,882	418,882
William S. Hurley	70,000	66,000	166,588	302,588
William F. Krupke, Ph.D.	42,500	66,000	166,588	275,088
John R. Peeler	50,787	66,000	166,588	283,375

(1)
Valuation based on the fair value of the restricted stock unit and stock option awards as of the grant date determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) with respect to 2013. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2014. On June 4, 2013, each director then serving on the Board was granted restricted stock units for 1,100 shares of common stock and options to purchase 6,500 shares of common stock at an exercise price of $60.00 per share. Mr. Gauthier, the Presiding Independent Director, was granted on the same day additional restricted stock units for 550 shares of common stock and additional options to purchase 3,250 shares of common stock at an exercise price of $60.00 per share. Both restricted stock units and options vest in a single installment on June 3, 2014.

In February 2014, the Board approved several changes to the non-employee director compensation. Based upon a review conducted by Radford, the Compensation Committee’s independent compensation consultant, the Compensation Committee recommended changes to the plan which were approved by the Board. The material amendments include (a) a change in the initial equity grant to new directors from 18,750 stock options and 3,125 restricted stock units to a dollar value grant of $250,000 in stock options and $250,000 in restricted stock units vesting over four years, (b) the elimination of the annual grant of additional equity compensation to the Presiding Independent Director, (c) an increase in the cash retainer for all committee members and chairs by $2,500, except that the cash retainer for the chair of the Nominating and Corporate Governance Committee increases by $5,000, and (d) the pro-ration of the first annual equity grant to new directors based upon the date of their initial election to the Board. The changes to the non-employee director compensation plan are effective June 3, 2014.
Outstanding Equity Awards Table
The following table provides information regarding unexercised stock options and unvested restricted stock units held by each of our non-employee directors on December 31, 2013:

Name	Unvested Restricted Stock Units (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
Robert A. Blair	1,100	19,834	13,334
Michael C. Child	1,100	43,168	36,668
Henry E. Gauthier	1,650	44,752	25,002
William S. Hurley	1,100	39,835	33,335
William F. Krupke, Ph.D.	1,100	19,834	13,334
John R. Peeler	1,100	31,500	6,250

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings and director education programs. Non-employee directors do not receive any additional payments or perquisites.
Our certificate of incorporation limits the dollar amount of personal liability of our directors for breaches by them of their fiduciary duties. Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.
COMMON STOCK OWNERSHIP
The following table provides information about the beneficial ownership of our common stock as of April 1, 2014 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each person who is a director or nominee; and

•	all of our executive officers and directors as a group.
In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 1, 2014 through the exercise of any option, warrant or otherwise. Percentage of beneficial ownership is based on 52,014,775 shares of common stock outstanding as of April 1, 2014. The contact address of all persons and entities in the table below (other than Artisan Partners Limited Partnership, Columbia Wanger Asset Management, LLC and T. Rowe Price Associates, Inc.) is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

Name	Shares Owned	Right to Acquire Shares within 60 Days	Total	Percent
The Valentin Gapontsev Trust I (1)	15,094,668	—	15,094,668	29.0%
Valentin P. Gapontsev, Ph.D. (2)	7,821,933	—	7,821,933	15.0%
IP Fibre Devices (UK) Ltd.	7,266,002	—	7,266,002	14.0%
Artisan Partners Limited Partnership (3)	3,892,196	—	3,892,196	7.5%
Columbia Wanger Asset Management, LLC (4)	2,595,550	—	2,595,550	5.0%
T. Rowe Price Associates, Inc. (5)	3,190,830	—	3,190,830	6.1%
Robert A. Blair	35,538	13,334	48,872	*%
Michael C. Child	8,912	36,668	45,580	*%
Henry E. Gauthier	13,000	35,002	48,002	*%
William S. Hurley	8,667	33,335	42,002	*%
William F. Krupke, Ph.D.	11,700	13,334	25,034	*%
Eric Meurice	—	—	—	*%
John R. Peeler	—	9,375	9,375	*%
Igor Samartsev (6)(7)	905,460	36,875	942,335	1.8%
Eugene Scherbakov, Ph.D. (6)(8)	17,065,235	9,313	17,074,548	32.8%
Thomas J. Seifert	—	—	—	*%
Angelo P. Lopresti (8)	17,103,094	35,188	17,138,282	32.9%
Timothy P.V. Mammen	16,736	49,063	65,799	*%
Alexander Ovtchinnikov, Ph.D. (8)	17,165,961	6,563	17,172,524	33.0%
Trevor D. Ness	883	16,875	17,758	*%
Nikolai Platonov, Ph.D. (6)(8)	16,064,668	4,875	16,069,543	30.9%
Felix Stukalin	316	10,688	11,004	*%
All executive officers and directors as a group (14 persons)	18,762,097	310,488	19,072,585	36.5%

*	Less than 1.0%

(1)
Includes 7,266,002 shares beneficially owned by IP Fibre Devices (UK) Ltd. (“IPFD”), in which the Valentin Gapontsev Trust I, a trust formed by Dr. Gapontsev (the “Gapontsev Trust I”), has a 48% economic interest. The trustees of the Gapontsev Trust I are Drs. Ovtchinnikov, Platonov and Scherbakov and Mr. Lopresti. Each of the individual trustees disclaims beneficial ownership of the shares held by the Gapontsev Trust I. See note 8 below.

(2)
Includes 7,266,002 shares beneficially owned by IPFD, of which Dr. Gapontsev is the sole managing director. Dr. Gapontsev has sole voting and investment power with respect to the shares held of record by IPFD. Dr. Gapontsev has a 3% economic interest in IPFD.

(3)	The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Based solely on a Schedule 13G/A filed with the SEC on March 24 , 2014.

(4)	The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Based solely on a Schedule 13G/A filed with the SEC on February 6, 2014.

(5)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Based solely on a Schedule 13G filed with the SEC on February 12, 2014.

(6)
Does not include shares held by IPFD. Each such person has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest. Each disclaims beneficial ownership of the shares held by IPFD except to the extent of his economic interest therein.

(7)	Includes 550,000 shares held by a trust of which Mr. Samartsev’s wife is the sole trustee. Mr. Samartsev disclaims beneficial ownership of the shares held in such trust.

(8)
Includes (a) 15,094,668 shares beneficially owned by the Gapontsev Trust I, (b) 970,000 shares beneficially owned by the Valentin Gapontsev Trust II, a trust formed by Dr. Gapontsev (the “Gapontsev Trust II”), and (c) 1,000,000 shares beneficially owned by the Valentin Gapontsev Trust III, a trust formed by Dr. Gapontsev (the “Gapontsev Trust III”), of each of which Drs. Ovtchinnikov and Scherbakov and Mr. Lopresti is a trustee. Dr. Platonov is a trustee of the Gapontsev Trust I and the Gapontsev Trust II and his beneficial ownership excludes shares beneficially owned by the Gapontsev Trust III.

PROPOSAL 1: ELECTION OF DIRECTORS
The stockholders are being asked to elect Dr. Gapontsev, Dr. Scherbakov, Mr. Samartsev, Mr. Blair, Mr. Child, Mr. Gauthier, Mr. Hurley, Mr. Meurice, Mr. Peeler and Mr. Seifert to terms ending with the annual meeting to be held in 2015, until a successor is elected and qualified or until his earlier death, resignation or removal. The Board nominated each of these individuals for election at the 2014 annual meeting of stockholders upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee is currently a director of our company, other than Messrs. Meurice and Seifert. For more information regarding the nominees for director, see “Board of Directors.”
The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR
EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of April 1, 2014.

Name	Age	Position
Valentin P. Gapontsev, Ph.D.	75	Chief Executive Officer and Chairman of the Board
Eugene Scherbakov, Ph.D.	66	Managing Director of IPG Laser GmbH, Senior Vice President, Europe and Director
Timothy P.V. Mammen	44	Chief Financial Officer and Senior Vice President
Angelo P. Lopresti	50	General Counsel, Secretary and Senior Vice President
Alexander Ovtchinnikov, Ph.D.	53	Senior Vice President, Components
Trevor D. Ness	41	Senior Vice President, World Wide Sales
Igor Samartsev	51	Chief Technology Officer and Director
Felix Stukalin	52	Senior Vice President, U.S. Operations
The biographies of Dr. Gapontsev, Dr. Scherbakov and Mr. Samartsev are presented on page 10. The biographies of our other executive officers are presented below.
Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. He was promoted to Senior Vice President in February 2013. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science. Also, he is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.
Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. He was promoted to Senior Vice President in February 2013. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn LLP from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. He was promoted to Senior Vice President in February 2013. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.
Trevor D. Ness has served as our Senior Vice President, World Wide Sales since February 2013. From January 2011 until February 2013, he served as our Vice President–Asian Operations. Prior to joining us, he was Director of GSI Precision Technologies China from May 2005 to December 2010. Mr. Ness holds a B.S. in Geology from Imperial College, a H.N.C. from Bournemouth University and an M.B.A. from The Open University.
Felix Stukalin has served as our Senior Vice President, U.S. Operations since February 2013. From March 2009 until February 2013, he served as our Vice President, Devices. Prior to joining us, he was Vice President, Business Development of GSI Group Inc. from April 2002 to September 2008, and from March 2000 to April 2002 he was Vice President of Components and President of the Wave Precision divisions of GSI Lumonics, Mr. Stukalin holds a B.S. in Mechanical Engineering from the University of Rochester and he is a graduate of the Harvard Business School General Management Program.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2014 annual meeting of stockholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
COMPENSATION COMMITTEE
Robert A. Blair, Chair
William S. Hurley
John R. Peeler
April 1, 2014
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a comprehensive review of our executive compensation philosophy and program, including our program design for fiscal year 2013. The discussion in this section focuses on the compensation of our “Named Executive Officers” or “NEOs” for fiscal year 2013, who were:

•	Valentin P. Gapontsev, Ph.D., our Chairman and Chief Executive Officer;

•	Timothy P.V. Mammen, our Senior Vice President and Chief Financial Officer;

•	Eugene Scherbakov, Ph.D., the Managing Director of IPG Laser GmbH, our subsidiary, and Senior Vice President, Europe;

•	Angelo P. Lopresti, our Senior Vice President, General Counsel and Secretary; and

•	Alexander Ovtchinnikov, Ph.D., our Senior Vice President, Components.
Compensation Program Objectives and Principles
We believe that our success depends on the continued contributions of our executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and recognizing individual merit and overall business results.
The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase long-term stockholder value;

•	provide incentives for future performance through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.
Our compensation philosophy is reflected in the following executive compensation design principles:

•
In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation should be tied to a short-term incentive plan that rewards corporate and individual achievement of challenging performance goals; and

•
The Company uses a combination of restricted stock units and stock options with a service-based vesting to provide a combination of retention and motivation to increase the value of the Company’s common stock.

Compensation Element	Objective
Base salary	Provide a competitive fixed component of cash compensation.
Short-term incentive plan	Offer a variable cash compensation opportunity earned based upon the level of achievement of challenging corporate goals, with additional compensation opportunity based upon individual performance.
Long-term incentives
Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Service-based equity awards offer certainty and long-term retention while providing additional compensation opportunity to executives based upon increased stock price levels.

Benefit plans	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.
2013 Business Highlights
IPG continued its revenue and income growth in 2013, finishing another record year. We reported revenue growth in all four quarters and continued to make investments for the future. Our results demonstrated that IPG extended its competitive lead while capitalizing on the growing demand for fiber laser technology.
Our strong performance is largely attributable to factors specific to the Company, such as our market leadership in high-power fiber lasers for materials processing applications. IPG achieved greater sales of high-power, medium-power and quasi-CW lasers used in cutting and welding applications. A growing number of OEM customers have developed cutting systems that use our high-power lasers and sales of these systems are gaining sales from gas laser systems. In addition, new welding processes using fiber lasers have been developed, increasing sales of lasers for this application which are replacing traditional laser and non-laser welding technologies. We also introduced new products and applications, assisted by our ongoing significant investments. While we did not grow at the same rate as in 2012, our sales in 2013 grew at a 15% rate over the prior year.
The Company recorded $648 million in revenues in 2013, which is the highest level of revenues for any fiscal year in our history.

Our operating income also achieved its highest levels to date, reaching $218 million in 2013 compared to $208 million in 2012 and $176 million in 2011.

Our gross margin decreased to 52.5% in 2013 from 54.2% in 2012, but represented industry-leading gross margins as compared to our laser peers.

The Company also increased its cash and cash equivalents to over $448 million at December 31, 2013, reflecting solid operating cash flows. Also, we continued substantial investments during 2013 in property, plant, equipment, technology and people so that we are well-positioned for future demand growth for our industry-leading products.

For more information about our business, please read “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.
Pay-for-Performance
We structure our executive compensation program so that a meaningful percentage of compensation is tied to the achievement of high levels of Company performance. The payouts under our 2013 short-term incentive program reflect the Company’s strong financial and strategic performance. We use net sales and earnings before interest, as adjusted for certain items (“adjusted EBIT”), as the key performance metrics in our compensation program as we believe that they reflect a number of important competitive and business elements, such as product acceptance and revenue growth, and profitability, and are therefore excellent barometers of our overall performance. For 2013, our net sales and adjusted EBIT were $648 million and $231 million, respectively, both of which were higher than the levels from 2013, but below the target levels of $666 million and $250 million, respectively, that the Compensation Committee set for the year. These targets were set such that achievement of the targets would have required record-setting performance by the Company.
Our 2013 annual short-term incentive plan was structured to pay out 100% of our CEO’s base salary and 67% of the other executives’ base salaries if (i) the Company successfully achieved both target levels of financial performance and (ii) the executives achieved the highest levels of individual performance. Based on the Company’s 2013 net sales, adjusted EBIT and individual performance levels (as further described under “Components of Compensation in 2013 – Short-Term Incentive Plan” below), our 2013 short-term incentive plan paid bonuses equal to approximately 84% of our Chief Executive Officer’s base salary and 56% of the other Named Executive Officers’ base salaries.
To illustrate our pay-for-performance philosophy, the following charts reflect the portions of our executive officers’ actual compensation for 2013 represented by each of the major elements of our compensation program – base salary paid, 2013 short-term cash incentives (at actual amount earned), option awards and restricted stock units with service-based vesting criteria (valued at their grant-date fair value):

A significant majority of the executives’ overall compensation is derived from performance-based or long-term service-based components of our program. In 2013, this included 45% of the Chief Executive Officer’s compensation and 65% of the other Named Executive Officers’ compensation.

Our Chief Executive Officer, Dr. Valentin Gapontsev, is also the Company's founder. He does not receive long-term incentives in the form of equity or cash because of his significant level of ownership of our common stock. As a result, a smaller percentage of his total compensation is performance-based as compared to the chief executives of our peer companies, who receive additional compensation in the form of long-term incentives. Dr. Gapontsev's compensation is substantially below the compensation of chief executive officers at our peer companies. Also, his compensation over the past five fiscal years further reflects the effectiveness of our pay-for-performance program. The Company’s operating results over the past five years have resulted in corresponding levels of Chief Executive Officer compensation. Conversely, in fiscal year 2009, when the global economic downturn significantly impaired our financial results, Dr. Gapontsev received only his base salary for that year as no bonus was earned based on the Company’s results, notwithstanding management’s effectiveness during that challenging period in maintaining the employee and customer bases so that we were well-positioned to take advantage of the subsequent demand recovery. The following table demonstrates our pay-for-performance model by tracking Dr. Gapontsev’s actual total compensation in each of the last five fiscal years against Company revenues and net income:

How Executive Compensation is Determined
Role of the Compensation Committee. The Compensation Committee determines, approves and administers the compensation programs for our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of equity plans and certain other benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2013.
Our Compensation Committee’s policy is to set executive officer pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies. Actual compensation levels may be greater or less than median compensation levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.
During 2013, the Compensation Committee was comprised of independent directors at all times. Mr. Blair, Chair, Mr. Hurley and Mr. Peeler served on the Committee for the entire year. Mr. Michael Kampfe served on the Compensation Committee until June 2013 when he left the Board. Mr. Blair has chaired the Committee since 2006.
Role of Executive Officers in Compensation Decisions. The Compensation Committee regularly meets with Dr. Gapontsev, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Mr. Mammen, our Chief Financial Officer, and Mr. Lopresti, our General Counsel, are regularly invited to meetings of the Compensation Committee or otherwise asked to assist the Committee. Such assistance includes providing financial and compensation information and analysis for the Compensation Committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). The Named Executive Officers attend portions of Compensation Committee meetings when requested, but leave the meetings as appropriate when matters that will potentially affect them personally or other executive officers including the Chief Executive Officer are discussed. Several meetings of the Compensation Committee are not attended by management. The Compensation Committee makes decisions regarding Dr. Gapontsev’s compensation without him present. From time to time, outside legal counsel and the independent compensation consultant attend Compensation Committee meetings.
Role of Compensation Consultant. The Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations for compensation related to 2013. The compensation consultant provides the Compensation Committee with an independent evaluation of executive compensation and is available as needed by the Compensation Committee to provide advice and counsel. Radford serves at the discretion of the Compensation Committee. Neither Radford nor Aon, Radford’s parent company, does any other work for the Company. Aon is a global provider of many services relevant to the Company’s business and the Company may retain other services from Radford or Aon as appropriate. The Compensation Committee has reviewed the independence of Radford in light of SEC rules and NASDAQ listing standards regarding compensation consultants. The Compensation Committee believes that there are no actual or potential conflicts of interest with Radford in 2013. The Compensation Committee authorizes the compensation consultant to confer with management for perspective on the impact of compensation recommendations.
Pay Positioning Strategy
In 2013, we positioned the midpoint of the Company’s target total cash compensation range near the 65th percentile and the long-term incentive range near the 50th percentile of the target compensation of our peer group, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the Compensation Committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions as well as the Company’s performance. These factors are weighed individually by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. The Chief Executive Officer’s review of the performance of his direct reports is carefully considered by the Compensation Committee in making individual compensation decisions.

In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of industry peer companies selected by the Compensation Committee with the assistance of Radford and management input. The peer companies are companies in the laser source and photonics industry, as well as a broader group of technology companies of comparable size and complexity that have similar growth rates and international scope. Several factors were considered in selecting the peer group used in 2013, the most important of which were:

•	comparable business (primarily laser, photonics, semiconductor, optical components and related device companies);

•	market capitalizations, annual revenue and employee levels; and

•	geographic location.

Radford also supplements its peer analysis with the data from a broader list of high-technology public company participants in the Radford 2012 Global Technology Survey having revenue levels from $300 million to $1 billion.
For 2013, the peer companies were:

• II-VI Incorporated	• Analogic Corporation	• Brooks Automation, Inc.
• Chart Industries, Inc.	• Cognex Corporation	• Coherent, Inc.
• Cymer Inc.	• Diodes, Inc.	• Entegris, Inc.
• FEI Company	• FLIR Systems, Inc.	• Graco, Inc.
• Hittite Microwave Corporation	• MKS Instruments, Inc.	• Newport Corporation
• RBC Bearings, Inc.	• Rofin-Sinar Technologies Inc.	• Riverbed Technology, Inc.
• Teradyne, Inc.	• Veeco Instruments Inc.
The Compensation Committee reviews this peer group annually to ensure that the comparisons are meaningful. Given the continuing rapid growth of the Company, the Compensation Committee undertook a review of our historical peer group for the 2013 compensation analysis, applying the criteria above. In this review, the Compensation Committee conducted an analysis of our peers to determine which companies are frequently referenced and whether they should be considered for inclusion in IPG Photonics’ peer group. Based upon this review, the Compensation Committee removed companies that were no longer viable peers due to acquisitions or that have financial profiles which are not well-aligned with ours. Added were Chart Industries, Inc., FLIR Systems, Inc., Graco, Inc., RBC Bearings, Inc., Riverbed Technology, Inc. and Teradyne, Inc. Removed were Acme Packet, Inc., Electro Scientific Industries, Inc., Measurement Specialties, Inc. and Opnext, Inc.
Also, the Compensation Committee conducted a review of peer companies for the 2014 compensation analysis. Based upon this review and applying the criteria above, the Compensation Committee removed Cymer Inc. from the peer group for 2014 because it was acquired in the prior year.
Components of Compensation in 2013
The principal components of our executive officer compensation during 2013 were base salary, short-term cash incentives, long-term equity incentive awards, severance benefits, retirement savings benefits provided under a 401(k) plan, executive perquisites, and benefit programs generally available to other employees.
These components were selected because the Compensation Committee believes that a combination of salary, incentive pay, severance and retirement savings benefits and perquisites is necessary to help us attract and retain the executive talent on which our success depends. The annual cash incentives are designed to allow the Compensation Committee to reward performance over a fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, severance and retirement savings benefits and perquisites, are structured to provide a sufficient level of compensation for our executives relative to both immediate and long-term income needs. The Compensation Committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the market practices targeted by the Compensation Committee.
The Compensation Committee annually reviews the entire compensation program with the assistance of its independent compensation consultant and outside legal counsel. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Committee considers both individual and corporate factors.

Base Salary. We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike short-term cash incentives and long-term equity incentives, base salary is not subject to performance risk. The Compensation Committee reviews information provided by its compensation consultant and considers the experience, skills, knowledge and responsibilities of the executive and the individual’s performance assessment provided by the Chief Executive Officer to assist it in evaluating base salary for each Named Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.
In 2013, the Compensation Committee conducted an assessment of base salaries and total cash compensation for the Named Executive Officers. After consulting with its compensation consultant, the Compensation Committee increased the targets for base salary and total cash compensation to the 65th percentile of market practices, taking into account the increasing scale and complexity of the Company’s operations, the strong performance of the Company, the rapid growth of the Company and the importance of retaining an experienced team of proven executives. Based upon this and the selection of new peers for 2013, the Compensation Committee approved increases of 15% to the base salaries of the Named Executive Officers, except for Dr. Ovtchinnikov who received an increase in base salary of 20%. For 2014, the Compensation Committee appoved merit increases of 3% to the base salaries of the Named Executive Officers from 2013 levels, except that Mr. Mammen's base salary was increased by 5% to bring it in line with the market 65th percentile of our peer group.
Short-Term Incentive Plan. To focus each executive officer on the importance of the performance of the Company, a significant portion of the individual’s potential short-term compensation is in the form of annual cash incentive pay that is tied to the achievement of goals established by the Compensation Committee.
Our Named Executive Officers participate in our Senior Executive Short-Term Incentive Plan (the “STIP”). The STIP is administered by the Compensation Committee, which has the discretion to determine the type of award, whether cash or non-cash, granted under the STIP. The STIP emphasizes company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same percentage of salary, except for the Chief Executive Officer whose target award is at a greater percentage of salary than the other officers for achievement of the same performance goals. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for executives, establishes target awards for each participant for the relevant performance period, and determines the percentage of the target award that should be allocated to the achievement of each of the chosen performance goals in consultation with the Chief Executive Officer with respect to other executive officers. The target award percentages established by the Compensation Committee are chosen based upon a compensation review conducted by Radford and the seniority level of the executive.
For 2013, the Compensation Committee identified two financial performance measures: net sales and adjusted EBIT (excluding equity-based compensation expenses and expenses for approved litigation matters), each as determined under the STIP, and assigned a 50% weighting factor to each financial performance goal. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive officers would be incentivized to deliver the types of growth that benefit our stockholders, namely increasing sales and profits.
The Chief Executive Officer could receive a cash incentive payment ranging from 18.8% to 112.5% of his base salary, and other participants in the STIP could receive a cash incentive payment ranging from 12.5% to 75.0% of their respective base salaries, based upon achievement of the minimum to maximum objectives for both financial performance measures. If the financial performance exceeds one or more of the maximum objectives, the incentive payments to the executive would increase as determined by linear interpolation, subject to limits on payouts discussed below. Consistent with our pay-for-performance philosophy, no cash incentive payments would be made if the minimum financial objectives established by the Compensation Committee in 2013 were not met.
While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company achieved only the maximum payout once. The Compensation Committee set minimum and maximum targets for net sales of $566 million and $766 million, respectively, representing annual growth levels of 1% to 36% from the prior year. The minimum and maximum targets for adjusted EBIT were set from $200 million to $300 million, representing a change ranging from a decrease of 1% to an increase of 38% from the prior year, reflecting the effect of the substantial investment in plant and equipment in 2013. The target levels for net sales and adjusted EBIT were $666 million and $250 million, respectively.
The Chief Executive Officer and the other Named Executive Officers were also eligible to receive awards of up to 25.0% and 16.7%, respectively, of their base salaries under the STIP in 2013, based upon their respective individual performances. The individual goals and objectives for the Chief Executive Officer included operational and strategic targets set by the Compensation Committee with input from the independent directors.
The overall target award (including both financial and individual performance measures) for the Chief Executive Officer was 100.0% of his base salary and 66.7% of the respective base salaries for the other participants. The financial objectives were the same for all executive officers. The range of possible payout amounts for 2013 under the STIP for achievement of financial objectives for each Named Executive Officer is shown below in the Grants of Plan-Based Awards table. The maximum possible payouts under the STIP for both financial and individual performance measures are 225.0% of the target award for the Named Executive Officers.
The Company’s record financial performance for 2013 exceeded minimum financial performance targets set by the Compensation Committee but did not reach either of the target performance measures. The Company achieved net sales of $648 million and adjusted EBIT of $231 million. These results represented a 15% increase in net sales and a 6% increase in adjusted EBIT over 2012 levels. The Compensation Committee reviewed the Chief Executive Officer’s goals and objectives set by the Compensation Committee with input from the independent directors and determined to award him 25.0% of his base salary for his individual performance during 2013. Also, the Compensation Committee, based with input from the Chief Executive Officer, awarded the other Named Executive Officers 16.7% of their respective base salaries for their individual performances in 2013.

The Compensation Committee may make adjustments to our overall corporate performance goals and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives. The Compensation Committee made adjustments to the 2013 STIP for amortization related to an acquisition in 2013 and certain litigation expenses.
Based upon the Company’s financial performance and the individual performance of the Named Executive Officers, the Compensation Committee made the following 2013 awards:

2013 Short-Term Incentive Plan Payouts
Name	Target Awards ($)(1)	Actual Awards ($)
Valentin P. Gapontsev, Ph.D.	542,800	445,894
Timothy P.V. Mammen	261,224	219,402
Eugene Scherbakov, Ph.D.	299,092	246,462
Angelo P. Lopresti	249,321	209,405
Alexander Ovtchinnikov, Ph.D.	242,401	203,593

(1)	Target Awards include both financial and individual performance targets.
Long-Term Equity-Based Incentives. The goal of our equity-based award program is to provide employees and executives with the perspective of an owner with a long-term financial stake in our success, further increasing alignment with stockholders. Long-term incentive awards also incent employees to stay with us for longer periods of time, which in turn provides us with greater stability and directly links compensation to the long-term performance of the Company. We review long-term equity incentives for our Named Executive Officers and other executives annually.
For our Named Executive Officers, our equity-based award program is based on annual grants of service-based stock options and restricted stock units. Of the equity-based awards, 75% is typically in the form of stock options and 25% is typically in the form of restricted stock units. Consistent with our pay-for-performance philosophy, the service-based stock option awards have no value unless our stock price increases after the grant date and the value of the restricted stock units is tied to the value of our stock.

Since the Company’s initial public offering in 2006, the Chief Executive Officer did not receive any equity compensation awards. As the Company’s founder and the beneficial owner of a large number of our shares, he has the perspective of an owner with a significant financial stake in the Company’s success.
In 2013, the Compensation Committee targeted granting equity compensation near the 50th percentile of the target compensation of our peer group, balancing the perspective of delivering competitive compensation based upon Black-Scholes option pricing values and as a percentage of the Company. The Compensation Committee analyzed several aspects of the equity grant program, including (i) the “in the money” value, the degree to which executives have incentives to remain employed by the Company through unvested option values, and (ii) the aggregate equity usage in terms of (a) annual usage, typically called burn rate, and (b) cumulative equity delivery, typically called overhang, to determine the dilutive effect of equity awards on investors. The majority of outstanding equity holdings of the executives (other than Dr. Gapontsev) were allocated to unvested shares in the aggregate, and all such executives had a minimum of four years’ worth of annual award values in unvested equity value. Based upon this information, Radford advised the Compensation Committee that our equity program provides strong retention incentives.
The following table shows grants of service-based stock options and restricted stock units to the Named Executive Officers in 2013:

2013 Long-Term Equity-Based Incentive Grants
Name	Service-Based Stock Options (#)	Service-Based Restricted Stock Units (#)
Valentin P. Gapontsev, Ph.D.	—	—
Timothy P.V. Mammen	14,200	2,200
Eugene Scherbakov, Ph.D.	13,000	2,000
Angelo P. Lopresti	11,000	1,800
Alexander Ovtchinnikov, Ph.D.	12,000	1,900
Consistent with past practice as explained above, the Chief Executive Officer did not receive any equity-based award in 2013. The equity awards in 2013 vest in one installment four years after the grant (March 1, 2017), and provide a strong incentive for executives to remain employed by us and to focus on increasing our financial performance over the long-term. The stock options awarded to the executives in 2013 have an exercise price of $60.11 per share.
Equity Grant Process. The Compensation Committee adopted an equity grant policy as follows:

•	only the Compensation Committee has the authority to approve equity grants;

•	grants made by the Compensation Committee occur only after discussion at a meeting of the Compensation Committee;

•	equity award grants ordinarily are made by the Compensation Committee only during an open trading window period under our insider trading policy;

•	the grant date ordinarily is within ten business days following the first day of the open trading window period, or such other date as the Compensation Committee determines; and

•
the exercise price (if applicable) for all equity awards is the closing price of our stock on the date of grant and stock options are granted with an exercise price of no less than the closing price of our stock on the grant date.

The Compensation Committee considers the aggregate equity usage by the Company compared to peer companies. Measures which are considered include total options and restricted stock units granted as a percentage of total shares issued and outstanding, total options and unvested restricted stock units outstanding as a percentage of total shares issued and outstanding, and total options and unvested restricted stock units outstanding plus shares available for future grant as a percentage of total shares issued and outstanding. In its 2013 assessment, Radford found that the one-year burn rate and the issued overhang rate for the Company in 2011 approximated the 25th percentile of the named peer group.
Severance Benefits. The Compensation Committee believes that severance benefits are an important element of the executive compensation package. The severance benefits we offer assist us in recruiting and retaining talented individuals and are consistent with the severance benefits offered by our peer group. At the request of the Compensation Committee in 2013, Radford provided market-competitive executive severance benefit data for the officers, including the Named Executive Officers under a Company-initiated (not "for cause") and an executive-

initiated (for "good reason") employment termination following a change in control and absent a change in control. Competitive data was considered for prevalence, specific features, cash and equity benefits, benefits continuation, change in control triggers, acceleration of equity awards and excise tax treatment. Based upon this review, the Compensation Committee approved changes to the severance provisions of our employment agreements, which are summarized below in the section titled “Potential Payments upon Termination or Change in Control.”
Retirement Savings Plan. Executive officers in the United States are eligible to participate in our 401(k) retirement plan on the same terms as all other U.S. employees. Our 401(k) retirement plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions at a rate of 50% of eligible contributions under the 401(k) retirement plan to our employees, including Named Executive Officers, which participate in the plan as set forth in the Summary Compensation Table. Our matching contributions are subject to a limit. Our executives outside of the United States participate in government-sponsored retirement programs. We do not maintain a supplemental executive retirement plan (SERP) or a non-qualified deferred compensation plan for our executives or directors.
Other Compensation and Personal Benefits. All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life and disability insurance, vacation and employee stock purchase plans. These plans generally are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. The Compensation Committee reviewed the executive perquisites in comparison to the peer group and made no changes in any of 2013, 2012 or 2011. The Company provides Dr. Scherbakov with the use of an automobile, as it does to other high-ranking employees in Germany. The Company purchases, from time to time, hourly use of an aircraft for the Chief Executive Officer and other executives for business travel integral to the performance of their duties. The Chief Executive Officer is encouraged to use the aircraft for efficiency, safety and security. The Compensation Committee adopted an aircraft use policy governing the use of the aircraft which the Company makes available to the executives. We permit only our Chief Executive Officer to use time on the aircraft for personal use only if he reimburses the Company for all costs related to personal use. There is no aircraft-related compensation in the Summary Compensation Table because unreimbursed use did not occur. We do not provide our executives with country club memberships, club dues or fees. Nor do we provide home security, tax preparation, estate planning or financial counseling.
Other Factors Affecting Compensation
Tax Deductibility under Section 162(m). Section 162(m) of the Internal Revenue Code (“Section 162(m)”), limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m). The Compensation Committee’s policy with respect to Section 162(m) is to consider the tax deductibility of awards as a factor in the compensation setting process and to generally make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance. However, the Compensation Committee retains the discretion to provide compensation that may exceed the $1 million cap or not qualify for the performance-based compensation exception to Section 162(m).
Accounting Considerations. We consider the accounting implications of all aspects of its executive compensation program. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to attempt to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.
Advisory Vote on Executive Compensation
Say-on-Pay Advisory Votes. We conducted our first advisory vote on executive compensation at our 2011 annual meeting of stockholders. Then, our stockholders overwhelmingly approved our executive compensation structure in our first “say-on-pay” advisory vote, voting 40,928,468 shares (99.2%) in favor of our executive compensation structure compared to 305,747 shares (0.7%) against with 43,328 shares (0.1%) abstaining. Because a substantial majority of our stockholders approved the compensation program described in our 2011 proxy statement, the Compensation Committee did not implement changes to our executive compensation program in 2013 as a direct result of the stockholders’ advisory vote. At our stockholders meeting in 2011, the advisory proposal to hold “say-on-pay” advisory votes every three years received the greatest amount of votes. Accordingly, the “say-on-pay” advisory vote is being held at our 2014 annual meeting of stockholders. See the section below titled "Proposal 2: Advisory Vote on Executive Compensation."
In addition to the periodic advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders. The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ advisory vote on executive compensation. Stockholders are invited to express their views to the Compensation Committee as described in this proxy statement under the heading “Corporate Governance — Stockholder Communication with our Board of Directors.”
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives for the fiscal years indicated below:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Valentin P. Gapontsev, Ph.D., Chief Executive Officer and Chairman of the Board(4)	2013	542,800	—	—	—	445,894	11,125	999,819
	2012	475,822	—	—	—	369,850	12,345	858,017
	2011	418,167	—	—	—	808,306	16,261	1,242,734
Timothy P.V. Mammen, Chief Financial Officer and Senior Vice President	2013	391,834	—	150,275	432,302	219,402	8,190	1,202,003
	2012	340,101	—	120,233	353,768	177,993	8,040	1,000,135
	2011	324,500	—	198,912	511,080	421,623	7,890	1,464,005
Eugene Scherbakov, Ph.D., Managing Director of IPG Laser and Director(4)	2013	432,777	—	132,242	403,482	246,462	33,677	1,248,640
	2012	364,382	—	120,233	353,768	195,609	30,287	1,064,279
	2011	376,187	—	176,602	449,561	488,452	32,576	1,523,378
Angelo P. Lopresti, General Counsel, Secretary and Senior Vice President	2013	373,980	—	120,220	374,662	209,404	8,892	1,087,158
	2012	324,606	—	112,608	332,542	169,883	8,310	947,949
	2011	309,750	31,997	176,602	449,561	402,458	8,160	1,378,528
Alexander Ovtchinnikov, Ph.D., Vice President —Components	2013	363,600	—	108,198	345,842	203,593	8,892	1,030,125
	2012	302,452	—	112,608	332,542	158,286	8,742	914,630
	2011	288,750	—	176,602	449,561	375,173	8,592	1,298,678

(1)
Valuation based on the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2014.

(2)	Represents amounts earned under our STIP for services rendered in 2013, 2012 and 2011, respectively.

(3)
The amount in 2013 for Dr. Gapontsev consists of $11,125 in premiums paid for group term life insurance. Amounts for Messrs. Mammen and Lopresti and Dr. Ovtchinnikov include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount for Dr. Scherbakov reflects the expense of an automobile provided by us.

(4)
Portions of the amounts paid to Dr. Gapontsev and Dr. Scherbakov were denominated in Euros and Rubles. These were translated into U.S. Dollars at the average daily exchange rates for the full years. The average daily rates in 2013, 2012 and 2011, for the Euro were 0.75, 0.78 and 0.72, respectively; and for the Ruble were 31.9, 31.17 and 29.29, respectively. As a result of compensation being paid in one or more currencies that fluctuate against the U.S. Dollar, the amount of salary paid may vary slightly from the salary stated in an employment agreement.

Employment Agreements
We have employment agreements with each of the executives named in the table above. The employment agreements expire on December 31, 2015, except for the agreement with Dr. Gapontsev, which expires on December 31, 2016. Upon their future expirations, the employment agreements renew for terms of one year, unless the Company or a Named Executive Officer provides written notice of its or his intention to not renew the agreement not less than six months before the expiration date. In the event of a change in control, the agreements would be extended to expire on the second anniversary of the change in control.
The employment agreements set the annual base salaries in 2013 for the Named Executive Officers as follows: $542,800 for Dr. Gapontsev, €325,850 for Dr. Scherbakov ($432,544 at the 2013 average daily exchange rate), $391,834 for Mr. Mammen, $373,980 for Mr. Lopresti and $363,600 for Dr. Ovtchinnikov. For 2014, the Compensation Committee approved annual base salaries of $559,084 for Dr. Gapontsev, €335,626 for Dr. Scherbakov ($445,529 at the 2013 average daily exchange rate), $411,426 for Mr. Mammen, $385,199 for Mr. Lopresti and $374,508 for Dr. Ovtchinnikov. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) plan and equity award plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the Company. Each of these executive officers also entered into a separate restrictive covenant agreement with the Company in 2013 that prohibits each of them from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company’s employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following the termination of his employment. The severance provisions of the agreements are summarized below in the section titled “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards to our Named Executive Officers in 2013:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	Option Awards Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold	Target	Maximum
Valentin P. Gapontsev, Ph.D.	3/1/2013	101,775	407,100	1,221,300	—	—	—	—
Timothy P.V. Mammen	3/1/2013	48,979	195,917	587,780	—	—	—	—
	3/1/2013	—	—	—	2,500	—	—	150,275
	3/1/2013	—	—	—	—	15,000	60.11	432,302
Eugene Scherbakov, Ph.D.	3/1/2013	54,068	216,272	648,848	—	—	—	—
	3/1/2013	—	—	—	2,200	—	—	132,242
	3/1/2013	—	—	—	—	14,000	60.11	403,482
Angelo P. Lopresti	3/1/2013	46,748	186,990	560,998	—	—	—	—
	3/1/2013	—	—	—	2,000	—	—	120,220
	3/1/2013	—	—	—		13,000	60.11	374,662
Alexander Ovtchinnikov, Ph.D.	3/1/2013	45,450	181,800	545,427	—	—	—	—
	3/1/2013	—	—	—	1,800	—	—	108,198
	3/1/2013	—	—	—	—	12,000	60.11	345,842

(1)
Amounts shown represent potential amounts under the STIP for 2013 for achievement of financial performance measures, except that the possible payouts in the “Maximum” column represent the maximum permitted payout under the STIP for 2013 for both financial and individual performance measures. The performance goals used in determining STIP payments are discussed in the Compensation Discussion and Analysis above. Actual amounts paid for 2013 performance are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	The amounts listed reflect restricted stock units and stock options granted under our 2006 Incentive Compensation Plan and are described in the Outstanding Equity Awards Table below.

(3)
Valuation based upon the fair value of such award as of the grant date determined pursuant to ASC Topic 718. The assumptions that we used with respect to the valuation of restricted stock unit and stock option awards are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 28, 2014. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a restricted stock unit or stock option on the grant date, the actual value of the restricted stock unit or stock option will depend on the market value of our common stock at such date in the future when the restricted stock unit vests or the stock option is exercised.

Outstanding Equity Awards Table
The following table provides information regarding unexercised stock options and restricted stock units held by each of our Named Executive Officers as of December 31, 2013:

Name	Grant Date	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Valentin P. Gapontsev, Ph.D.	—	—	—		—	—	—		—
Timothy P.V. Mammen	5/9/2008	25,000	—		19.69	5/8/2018	—		—
	2/26/2009	17,500	—		8.26	2/25/2019	—		—
	2/26/2010	—	26,250	(3)	15.82	2/25/2020	—		—
	2/26/2010	—	—		—	—	4,375	(3)	339,544
	3/1/2011		21,600	(4)	53.76	2/28/2021	—
	3/1/2011	—	—		—	—	3,700	(4)	287,157
	2/14/2012	—	12,500	(5)	58.65	2/13/2022	—		—
	2/14/2012	—	—		—	—	2,050	(5)	159,101
	3/1/2013	—	15,000	(6)	60.11	2/28/2023	—		—
	3/1/2013	—	—			2/28/2023	2,500	(6)	194,025
Eugene Scherbakov, Ph.D.	2/26/2009	2,750	—		8.26	2/25/2019	—		—
	2/26/2010	—	26,250	(3)	15.82	2/25/2020	—		—
	2/26/2010	—	—		—	—	4,375	(3)	339,544
	3/1/2011		19,000	(4)	53.76	2/28/2021	—
	3/1/2011	—	—		—	—	3,285	(4)	254,949
	2/14/2012	—	12,500	(5)	58.65	2/13/2022	—		—
	2/14/2012	—	—		—	—	2,050	(5)	159,101
	3/1/2013	—	14,000	(6)	60.11	2/28/2023	—		—
	3/1/2013	—	—			2/28/2013	2,200	(6)	170,742

Name	Grant Date	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Angelo P. Lopresti	5/9/2008	20,000	—		19.69	5/8/2018	—		—
	2/26/2009	8,625	—		8.26	2/25/2019	—		—
	2/26/2010	—	26,250	(3)	15.82	2/25/2020	—		—
	2/26/2010	—	—		—	—	4,375	(3)	339,544
	3/1/2011	—	19,000	(4)	53.76	2/28/2021	—
	3/1/2011	—	—		—	—	3,285	(4)	254,949
	2/14/2012	—	11,750	(5)	58.65	2/13/2022	—		—
	2/14/2012	—	—		—	—	1,920	(5)	149,011
	3/1/2013	—	13,000	(6)	60.11	2/28/2023	—		—
	3/1/2013					2/28/2023	2,000	(6)	155,220
Alexander Ovtchinnikov, Ph.D.	2/26/2010	—	26,250	(3)	15.82	2/25/2020	—		—
	2/26/2010	—	—		—	—	4,375	(3)	339,544
	3/1/2011	—	19,000	(4)	53.76	2/28/2021	—		—
	3/1/2011	—	—		—	—	3,285	(4)	254,949
	2/14/2012	—	11,750	(5)	58.65	2/13/2022	—		—
	2/14/2012	—	—		—	—	1,920	(5)	149,011
	3/1/2013	—	12,000	(6)	60.11	2/28/2023	—		—
	3/1/2013	—	—		—	2/28/2023	1,800	(6)	139,698

(1)	Represents the fair market value of a share of our common stock on the grant date.

(2)	Based upon the closing price of our common stock on December 31, 2013, which was $77.61 per share.

(3)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2014.

(4)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2015.

(5)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in four equal quarterly installments commencing on March 31, 2016.

(6)	Assuming the continued service of the Named Executive Officer, the options and restricted stock units vest in one installment on March 1, 2017.
Option Exercises and Stock Vested Table
The following table provides information regarding stock option exercises by our Named Executive Officers in 2013:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)
Valentin P. Gapontsev, Ph.D.	—	—
Timothy P.V. Mammen	35,448	1,961,076
Eugene Scherbakov, Ph.D.	36,378	1,955,298
Angelo P. Lopresti	22,000	1,327,068
Alexander Ovtchinnikov, Ph.D.	15,583	904,899

(1)	The value realized is based on the difference between the reported closing common stock price on the date of exercise and the exercise price of the stock option.

Pension Benefits
None of our Named Executive Officers participates in or has an account balance in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future.
Nonqualified Deferred Compensation
None of our Named Executive Officers participates in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to adopt non-qualified defined contribution plans or other nonqualified deferred compensation plans in the future.
Potential Payments upon Termination or Change in Control
If the Company terminates the employment of any of the Named Executive Officers without cause (as defined in the respective employment agreements) or any of the Named Executive Officers terminates his employment for good reason (as defined in the respective employment agreements) (“cause” and “good reason” are referred to below as “Involuntary Terminations”), then the officer would receive:
(a) continuation of salary for eighteen months, except in the case of Dr. Gapontsev, who would receive continuation of salary for thirty-six months;

(b) a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period, including the individual performance element (the portion based upon the percentage of the year that he was employed by the Company);

(c) continuation of health benefits for eighteen months, except in the case of Dr. Gapontsev, who would receive continuation of health benefits for thirty-six-months; and

(d) accelerated vesting of equity compensation awards that otherwise would have vested within twelve months of termination of employment.

Upon an Involuntary Termination within twenty-four months following a change in control of the Company, the Named Executive Officer would be entitled to continuation of salary and health benefits for twenty-four months, plus a payment of two times the average annual bonus paid to the Named Executive Officer for the three years preceding the termination. In the case of the Chief Executive Officer, he would be entitled to continuation of salary and health benefits for thirty-six months, plus a payment of three times the average annual bonus paid to him for the three years preceding the termination. Upon a change in control, the officers’ employment periods under the agreements would automatically be extended to the second anniversary of the change in control if such date is later than expiration of the current term. Under the employment agreements, all equity awards vest fully if a change in control occurs followed within two years by an Involuntary Termination.

If the employment period of any of the Named Executive Officers terminates and the Company does not offer such officer continued employment in the same or a substantially similar position or in a higher position than the officer’s position at the end of the employment period and at a compensation level that is the same or substantially similar to the compensation level in effect at the end of the employment period, then such officer may resign from employment and would receive continuation of salary and health benefits for twelve months, except for the Chief Executive Officer who would receive the same for twenty-four months, plus a portion of the annual bonus that the executive would have received had he remained employed through the end of the applicable bonus period, including the individual performance element (the portion based upon the percentage of the year that he was employed by the Company).

A Named Executive Officer would also receive the payments described in clause (b) above if his employment is terminated by death or disability. Under the employment agreements, the Company would not be obligated to make any cash payments if employment were terminated by the Company for cause or by the executive not for good reason.

Severance payments to the officers are conditioned upon the release of claims by the Named Executive Officer in favor of the Company. Each of the Named Executive Officers also has an agreement with the Company that prohibits him from competing with the Company for a period of one year after the termination of his employment with the Company for any reason and from hiring or attempting to hire the Company’s employees or soliciting customers or suppliers of the Company for a period ending eighteen months following the termination of his employment for any reason. Each of the Named Executive Officers is entitled to receive his base salary for the period during which the Company enforces the non-competition provisions of the agreement but not for more than one year following termination of his employment.
The following table provides information regarding compensation and benefits that would be payable to our Named Executive Officers as of December 31, 2013, upon an Involuntary Termination absent a change in control and preceded by a change in control. The bonus severance was calculated assuming attainment of the financial performance targets and the maximum individual performance under the 2013 STIP. There can be no assurance that the event triggering payments would produce the same or similar results as those described below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is incorrect. Any actual payments and benefits may be different due to a number of factors that affect the nature and amount of any potential payments or benefits.

Name	Benefit	Termination Without Cause or For Good Reason ($)(1)	Termination Without Cause or For Good Reason Following a Change in Control ($)(1)
Valentin P. Gapontsev, Ph.D.	Salary, Severance and Benefits Continuation	1,659,537	1,659,537
	Incentive Plan Severance	1,221,300	2,912,138
	Equity acceleration	—	—
	Total	2,880,837	4,571,675
Timothy P.V. Mammen	Salary, Severance and Benefits Continuation	611,553	815,404
	Incentive Plan Severance	587,780	1,184,191
	Equity acceleration	1,961,531	3,422,449
	Total	3,160,864	5,422,044
Eugene Scherbakov, Ph.D.	Salary, Severance and Benefits Continuation	656,379	875,171
	Incentive Plan Severance	648,848	1,331,856
	Equity acceleration	1,961,531	3,310,731
	Total	3,266,758	5,517,758
Angelo P. Lopresti	Salary, Severance and Benefits Continuation	560,970	747,960
	Incentive Plan Severance	560,998	1,157,409
	Equity acceleration	1,961,531	3,268,921
	Total	3,083,499	5,174,290
Alexander Ovtchinnikov, Ph.D.	Salary, Severance and Benefits Continuation	566,237	538,973
	Incentive Plan Severance	545,427	1,123,655
	Equity acceleration	1,961,531	3,251,421
	Total	3,073,195	4,914,049

(1)
Equity acceleration is calculated using the full value of restricted stock units based upon the closing sale price of our common stock on December 31, 2013 of $77.61 per share and the aggregate difference between the exercise prices of stock options and the closing sale price of our common stock on December 31, 2013.

Compensation Risk Assessment Review
Management conducts an annual risk assessment of the Company’s compensation policies and practices for all employees, including non-executive officers, and reports its findings to the Compensation Committee. In 2013, management concluded that the Company’s compensation policies and practices are balanced and do not motivate imprudent risk taking. The Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable financial and operating performance and imposing lengthy vesting schedules. The Company’s annual incentive compensation is based on performance measures that promote progress towards longer-term goals and is capped at sustainable levels. The Company believes that it has appropriate procedures in place to mitigate material risks, if any, from its compensation practices and policies.
The Compensation Committee does not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

•	our compensation program is designed to provide a mix of both fixed and variable incentive compensation;

•
our senior executives are subject to stock ownership guidelines, which we believe incentivize our executives to consider the long-term interests of the Company and our stockholders and discourage excessive risk-taking that could negatively impact our stock price; and

•
our incentive compensation programs are designed with vesting terms that are relatively consistent, spread out over several years, and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a vesting or payout threshold.

EQUITY COMPENSATION PLANS
Equity Plans
In February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, which was approved by our stockholders as a successor plan to the 2000 Incentive Compensation Plan (under which awards may no longer be made). The 2006 Plan was amended in May 2011 upon approval by our stockholders at the 2011 annual stockholders meeting. The maximum number of shares that may be awarded under the 2006 Plan is 10,084,273. Other than the number of shares reserved, the plans are substantially similar. Each plan terminates ten years after its adoption, unless terminated earlier by our Board.
The 2000 Plan and the 2006 Plan, as amended, are administered by the Compensation Committee. The Compensation Committee approves awards under the Plans, including the exercise price and other terms of each award, subject to the provisions of the Plans and has general authority to administer the Plans.

Each Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The Plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards.
Our officers, directors, employees, consultants and advisors are eligible to receive awards under the Plans. No participant may receive awards for over 1,666,667 shares of common stock in any calendar year under the 2006 Plan, as amended.
In June 2006, our Board adopted our Non-Employee Directors Stock Plan (the Non-Employee Director Plan) which was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the Non-Employee Director Plan. A total of 486,666 shares are reserved for issuance under the Non-Employee Director Plan. The Non-Employee Director Plan terminates ten years after its adoption, unless terminated earlier by our Board. The Non-Employee Director Plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Code. The Plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.
Awards granted or paid under the 2006 Plan will be subject to any compensation recovery policy established by the Company and amended from time to time. The 2006 Plan expressly forbids the repricing or cancellation of underwater stock options.

The 2000 Plan provides that, upon a change in control of our company, the Compensation Committee may, in its sole discretion, accelerate the time for exercise or payout of all outstanding awards, cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award, or provide that all outstanding awards will be either assumed by the entity that acquires control or substituted for similar awards by such entity. The 2006 Plan provides for accelerated vesting of an award only if the participant experiences a termination of employment without cause or the employee terminates employment for good reason within two years after a change in control (a so-called “double-trigger”), rather than providing for immediate vesting upon a change in control (“single-trigger”).
In addition, in the event that the 2000 Plan or 2006 Plan is terminated due to a merger or acquisition of the Company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.
The Non-Employee Director Plan provides that awards become fully vested and exercisable upon a change in control. The Plan defines a “change in control” as the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•
persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•
the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.
Employee Stock Purchase Plan
We maintain an employee stock purchase plan, which is intended to be qualified under Section 423 of the Code. Each of our U.S. employees and a limited group of our German employees who customarily work more than 20 hours per week and more than five months in any calendar year is eligible to participate in this plan after completing six months of service. To participate in the plan, an employee may designate prior to the commencement of a six-month offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the plan, which amount may not exceed 10% of his compensation. On each purchase date, shares of our stock are purchased automatically for each participant with the amounts withheld from his or her payroll deductions at a price equal to 85% of the lesser of the fair market value of the shares on the purchase date or the fair market value of the shares on the first day of the offering period. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of our stock possessing 5% or more of the total combined voting power or value of all classes of our stock. The employee stock purchase plan includes a “Non-Code Section 423 Component” for the employees of subsidiaries outside the United States.
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board recognizes that executive compensation is an important matter for our stockholders. The guiding principles of our executive compensation philosophy and practice continue to be: pay for performance; accountability for short- and long-term performance; alignment to stockholders’ interests; and providing competitive pay to attract and retain executives. We believe our compensation programs are strongly aligned with the long-term interests of our stockholders.
We believe our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by IPG Photonics' best pay practices:

What We Do	What We Don’t Do

Align our Officer Pay with Performance: Our Named Executive Officer compensation is tied to Company performance and stockholder returns. Performance drives pay.	No Retirement Benefits: We have no supplemental executive retirement plans (SERPs) or defined benefit pension plans with any of our Named Executive Officers.

Balance Short-Term and Long-Term Incentives: The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.	No Tax Gross-Ups: We do not provide tax gross reimbursements for change in control payments or executive perquisites, which are minimal.

Use Long-Term Incentives to Link Executive Pay to Company Performance:
35% of pay for our Named Executive Officers consists of long-term incentives linked to increasing our stock price. We conserve equity by not awarding long-term incentives to our Chief Executive Officer, the founder, whose interests are aligned with the stockholders. We have four-year cliff vesting for annual equity awards.
No Hedging and Limits on Pledging of Company Stock: Our Named Executive Officers are prohibited from hedging their company stock. In 2013, we added a policy limiting the pledging of Company stock.

Cap Incentive Awards: Short-term incentive plan awards are capped.	No Option Repricing without Stockholder Approval

Maximize Stockholder Value While Mitigating Risk:
Our equity incentives drive performance and reward growth over the long-term, which discourages short-term risk taking. The Committee reviews the Company's risk assessment.
No Single-Trigger Change in Control Provisions: Our agreements do not make automatic payments to executives solely upon a change in control, i.e., no “single-trigger” arrangements.

Require Named Executive Officers to Maintain Stock Ownership: All substantially exceed our ownership guidelines.	No Severance For "Cause" Terminations: We do not pay severance for "cause" terminations.

Require Non-compete, Non-solicitation and Confidentiality Agreements:
We require executives to enter into non-competition, non-solicitation and confidentiality agreements as a condition of employment and as a condition of severance payments.

Pursuant to Section 14A of the Exchange Act, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, and the compensation of our Named Executive Officers, as disclosed in this proxy statement.
As an advisory vote, the results of this vote will not be binding upon the Board or the Company. However, the Board values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our Named Executive Officers and our executive compensation philosophy, policies and procedures.
The Board has determined to hold tri-annual advisory votes on executive compensation. At our stockholders meeting in 2011, the advisory proposal to hold “say-on-pay” advisory votes every three years received the greatest amount of votes. Accordingly, the next advisory vote on executive compensation will occur at the 2017 annual meeting of stockholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.
Before you vote, we encourage you to review the Compensation Discussion and Analysis on pages 19-30 of this proxy statement for additional details on our executive compensation.
OUR BOARD RECOMMENDS AN ADVISORY VOTE "FOR" THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND PROCEDURES DESCRIBED IN THE CD&A SECTION OF THIS PROXY STATEMENT AND THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

AUDIT COMMITTEE REPORT
The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.
Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee also employs an international auditing firm to conduct internal audits throughout the Company of various financial, operational and information technology areas as selected each year by the Audit Committee. The Audit Committee has met and held discussions with management, the internal auditors and the Company’s independent registered public accounting firm, and has also met separately with the internal auditors and the Company’s independent registered public accounting firm, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with management and the independent registered public accounting firm. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the required communications described in PCAOB AU Section 380, Communication with Audit Committees, and those matters required to be reviewed pursuant to Rule 2-07 of Regulation S-X as well as the results of their audit of the effectiveness of internal controls over financial reporting.
The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on their independence, consistent with PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has discussed the written statement with the independent registered public accounting firm and has considered whether its provision of any other non-audit services to the Company is compatible with maintaining the auditors’ independence.
Based on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.
AUDIT COMMITTEE
William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier
February 25, 2014
PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2013. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2014, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2014 and of our internal control over financial reporting as of December 31, 2014.
Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
We expect that representatives of Deloitte & Touche LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Fees Paid to Deloitte & Touche. The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last three fiscal years were as follows:

	Fees
Fee Category	2013	2012	2011
Audit fees	$1,197,733	$1,086,580	$1,016,013
Audit-related fees	$37,000	146,200	24,000
Tax fees	$200,000	7,500	—
Total Fees	$1,434,733	$1,240,280	$1,040,013
Audit fees. These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements.
Audit-related fees. These fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The audit-related fees in 2013 were principally for audit work related to acquisitions, and valuation of goodwill and contingent consideration.
Tax fees. Fees for tax services consist of fees for tax compliance services and tax planning and advice services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. The tax fees in 2013 relate to assistance with documentation of research and development tax credits.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2014

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of such forms received by it and the written representations of its Reporting Persons, the Company has determined that no such persons known to it were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.
2015 Annual Meeting and Nominations
Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our by-laws. If you would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before December 16, 2014. If you would like to present a proposal at the 2015 annual meeting or nominate a director next year, but not to have such proposal or nominee included in our proxy statement relating to that meeting, such proposal or nomination must be received by our Secretary not earlier than February 3, 2015 and not later than March 5, 2015. Our by-laws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our by-laws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our by-laws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our by-laws, please contact our Secretary.
No Incorporation by Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the Compensation Committee Report and the Audit Committee Report contained in this proxy statement specifically are not incorporated by reference into any of our other filings with the SEC, are not to be deemed soliciting materials or subject to the liabilities of Section 18 of the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE
TITLE BAR.
Proxies submitted by the Internet or telephone must be
received by 1:00 a.m., Central Time, on June 3, 2014.
Vote by Internet

•	Log on to the Internet and go to
www.investorvote.com/ipgp

•	Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the
USA, US territories & Canada any time on a touch
tone telephone. There is NO CHARGE to you for
the call.
• Follow the instructions provided by the recorded
message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Valentin P. Gapontsev, Ph.D.	☐	☐	02 - Eugene Scherbakov, Ph.D.	☐	☐	03 - Igor Samartsev	☐	☐

	04 - Robert A. Blair	☐	☐	05 - Michael C. Child	☐	☐	06 – Henry E. Gauthier	☐	☐

	07 - William S. Hurley	☐	☐	08 - Eric Meurice	☐	☐	09 – John R. Peeler	☐	☐

	10 - Thomas J. Seifert	☐	☐

		For	Against	Abstain
2.	To approve our executive compensation by non-binding advisory vote	☐	☐	☐

		For	Against	Abstain
3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2014.	☐	☐	☐

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+
2014 Annual Meeting Admission Ticket

2014 Annual Meeting of Stockholders
IPG Photonics Corporation
June 3, 2014
50 Old Webster Road, Oxford, Massachusetts 01540

Upon arrival, please present this admission ticket
and photo identification at the registration desk.
If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the lobby area. No personal items, with the exception of purses, may be carried into the meeting area.
From the East
Travel the Mass Turnpike West to Auburn Exit 10. From the tollbooth bear to the left and take the second right, I-395 South, Oxford. Travel I-395 South and take Exit 4B Sutton Ave., Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.
From the West
Travel the Mass Pike East to Exit 10 Auburn, approximately a 15 minute drive. From the tollbooth, bear to the left and take the second right, I-395 South, Oxford. From Exit 4B go to the set of traffic lights and turn left onto Main Street (Rt. 12 South). Follow Main Street for approximately 1.5 miles turn right onto Harwood Street. Follow Harwood Street for 1.5 miles (bear left at fork in road), Harwood Street becomes Old Webster Road. IPG Photonics will be on your left.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — IPG Photonics Corporation

Notice of 2014 Annual Meeting of Stockholders
50 Old Webster Road, Oxford, MA 01540
Proxy Solicited by Board of Directors for Annual Meeting – June 3, 2014
Dr. Valentin P. Gapontsev and Angelo P. Lopresti, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPG Photonics Corporation to be held on June 5, 2012 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)